MERGER AGREEMENT

This Merger Agreement (the “Agreement”) is entered into as of May 10, 2006 by and between DOR BioPharma, Inc. (“DOR”), Corporate Technology Development Inc., a wholly-owned subsidiary of DOR (“CTD”), Enteron Pharmaceuticals, Inc., a majority-owned subsidiary of CTD (“Enteron”), and CTD Acquisition Inc., a wholly-owned subsidiary of CTD (“Merger Sub”).

WHEREAS, Merger Sub was initially formed by DOR by DOR contributing 3,068,183 shares of DOR common stock, $0.001 par value (the “DOR Common Stock”) to Merger Sub (the "First Contribution"); and

WHEREAS, after the First Contribution, DOR contributed all of the shares of Merger Sub to CTD; and

WHEREAS, the parties desire to merge Merger Sub into Enteron (the “Merger”); and

WHEREAS, in consideration of the Merger, the stockholders of Enteron, excluding CTD (the “Stockholders”) will receive 15.340909 shares of DOR Common Stock for each share of Enteron Common Stock that they own; and

WHEREAS, the Stockholders and their ownership in Enteron is listed on attached Exhibit A; and

WHEREAS, all Stockholders have signed Merger Agreements approving the Merger under substantially the terms and conditions set forth herein (the “Individual Merger Agreements”); and

WHEREAS, the parties intend that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Merger and Effective Time. At the Effective Time (as defined below), Merger Sub shall be merged with and into Enteron (the “Merger”), and Enteron shall be the surviving corporation of the Merger (the “Surviving Corporation”). Enteron and Merger Sub shall be referred to herein as the “Constituent Companies.” The Merger shall become effective upon the close of business on the date when a duly executed Certificate of Merger, along with all other required documents, are filed with the Secretary of State of the State of Delaware (the “Effective Time”). Each of Enteron and Merger Sub shall make all other recordings or filings required under the laws of the State of Delaware or any other applicable law as may be required to consummate the transactions contemplated by this Agreement.

2. Effect of Merger. At the Effective Time, the separate existence of Merger Sub shall cease; the identity, existence, powers, rights and immunities of Enteron as the Surviving Corporation shall continue unimpaired by the Merger; and Enteron shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Merger Sub, all without further act or deed.

3. Governing Documents. At the Effective Time, (i) the Certificate of Incorporation of Enteron shall remain in effect as the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of Enteron in effect immediately prior to the Effective Time shall remain in effect as the Bylaws of the Surviving Corporation.

4. Directors and Officers. At the Effective Time, the directors and officers of Enteron shall be and remain the directors and officers of the Surviving Corporation.

5. Cancellation of Shares and Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Companies or their shareholders or members, each share of Enteron Common Stock issued and outstanding immediately prior to the Effective Time and all rights attached thereto, other than the shares owned by CTD, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive 15.340909 shares of DOR Common Stock, rounded to the nearest whole number.

6. Stock Certificates. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of Enteron Common Stock that are owned by the Stockholders shall be automatically cancelled and retired and shall cease to exist, and shall thereafter represent only the right to receive the shares of DOR Common Stock as set forth in paragraph 5. DOR shall issue to each Stockholder a new certificate representing their shares of DOR Common Stock.

7. Warranties and Representations of DOR, CTD and Merger Sub. Each of DOR, CTD and Merger Sub warrants and represents to Enteron that:

(a) it has full right and corporate power to perform its obligations under this Agreement;

(b) the execution, delivery and performance by each of them of this Agreement have been duly authorized by all requisite corporate action;

(c) the shares of DOR Common Stock issued in the Merger will be duly and validly issued, fully paid and nonassessable; and

(d) the Merger more likely than not will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

8. Conditions to Consummation of Merger.

(a) Conditions to Obligations of Parties. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(i) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction (an “Injunction”) preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted or enforced by any governmental entity which prohibits or makes illegal consummation of the Merger.

(ii) Approval of Stockholders. The Enteron stockholders shall have approved the Merger in accordance with the provisions of Delaware law.

(b) Conditions to Obligations of DOR, CTD and Merger Sub. The obligation of DOR, CTD and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by them at or prior to the Effective Time of the following conditions:

(i) Representations and Warranties. The representations and warranties of each Stockholder in his or her respective Individual Merger Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. DOR shall have received a certificate signed by each Stockholder to the foregoing effect.

(c) Conditions to Obligations of Enteron. The obligation of Enteron to effect the Merger is also subject to the satisfaction or waiver by each Stockholder at or prior to the Effective Time of the following conditions:

(i) Representations and Warranties. The representations and warranties of DOR, CTD and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Each Stockholder shall have received a certificate signed on behalf of DOR, CTD and Merger Sub to the foregoing effect.

(ii) Federal Tax Opinion. DOR shall have received from Edwards Angell Palmer & Dodge LLP, counsel to DOR, an opinion dated as of the Effective Time, rendered on the basis of facts, representations, and assumptions set forth in such opinion or in writing elsewhere and referred to therein, substantially to the effect that the Merger more likely than not will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code (the “Tax Opinion”). In rendering any such Tax Opinion, the Stockholders understand that such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of DOR, CTD, Enteron, Merger Sub, the Stockholders, affiliates of the foregoing, and others and the Stockholders shall cooperate fully with such counsel regarding such certificates or other documentation with respect to the Tax Opinion.

9. Registration Rights. When DOR next registers any shares of its common stock under the 1933 Securities Act, as amended (the “1933 Act”), DOR shall cause to be included in such registration all of the shares of DOR Common Stock held by the Stockholders and shall keep such registration effective until such time as the shares can be sold by the holders thereof in a single brokerage transaction under the provisions of SEC Rule 144 promulgated under the 1933 Act, or any successor to such Rule. DOR shall be responsible for the payment of all expenses of the registration.

10. Integration. This Agreement and the exhibits hereto represent the parties’ entire understanding with respect to its subject matter and supersede all prior communications, understandings and agreements with respect thereto, other than the Individual Merger Agreements. This Agreement may not be amended except by written agreement executed by all parties hereto.

11. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the state of Delaware, without regard to conflict of law principles.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DOR BIOPHARMA, INC.

By: _/s/ Michael T. Sember
Michael Sember, President

CORPORATE TECHNOLOGY
DEVELOPMENT INC.

By: __/s/ Michael T. Sember _________
Michael T. Sember, CEO and President

ENTERON PHARMACEUTICALS, INC.

By: __/s/ Michael T. Sember _________
Michael T. Sember, CEO and President

CTD ACQUISITION INC.

By: ___/s/ Michael T. Sember_________
Michael T. Sember, CEO and President

Exhibit A

List of Enteron Stockholders

Nicholas Stergis	88,000
Baruch Ruttner	88,000
David Tanen	12,000
Michael Ferrari	5,000
Han Park	5,000
Sarah Laut	2,000